Exhibit 10.26

BUSINESS LOAN AGREEMENT

This Agreement, dated as of December 31, 2002 (this “Agreement”), is between BANK OF AMERICA, N.A. (the “Bank”) and LEAPFROG ENTERPRISES, INC., a Delaware corporation (the “Borrower”).

1.        LINE OF CREDIT AMOUNT AND TERMS

1.1      Line of Credit Amount.

(a)	During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the “Commitment”) is $30,000,000; provided that on or before the second anniversary of the date of this Agreement, and so long as no event of default has occurred and is continuing under this Agreement, Borrower may, on a one time basis, request the Commitment be increased by up to $20,000,000 to a total of up to $50,000,000, and upon receipt of such request, Bank shall grant such increase by notice to Borrower.
(b)	This is a revolving line of credit. During the availability period, the Borrower may repay without penalty (except as set forth in paragraph 2.2(f)) principal amounts and reborrow them.
(c)	The Borrower agrees not to permit Total Outstandings to exceed the Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand. “Total Outstandings” means the total of the principal amounts of all loans outstanding under this Agreement and of the amount of any letters of credit outstanding hereunder, including amounts drawn on any letters of credit and not yet reimbursed.

1.2      Availability Period.  The line of credit is available during the period (the “availability period”) between the date of this Agreement and January 1, 2006, or such earlier date as the availability may terminate as provided in this Agreement (the “Expiration Date”).

1.3      Repayment Terms.

(a)	The Borrower will pay accrued interest in arrears on each January 1, April 1, July 1, and October 1 during the availability period, commencing on January 1, 2003, and with respect to any Portion subject to an interest period, on the last day of that interest period, and on payment in full of any principal outstanding under this line of credit. Any interest period for an optional interest rate (as described below) shall expire no later than the Expiration Date.
(b)	The Borrower will repay in full without penalty (except as set forth in paragraph 2.2(f)) all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date.

1.4      Interest Rate.

(a)	Unless the Borrower selects an optional interest rate as defined below, the interest rate is a rate per year equal to the Bank’s Prime Rate plus the Applicable Margin as defined below. The Prime Rate shall be calculated based on a year of 365 or 366 days, as the case may be, and actual days elapsed.
(b)	The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank’s Prime Rate.

1.5      Optional Interest Rates.  Instead of the interest rate based on the rate stated in the paragraph entitled “Interest Rate” above, the Borrower may elect the optional interest rates listed below during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a “Portion.” The following optional interest rate is available: The LIBOR Rate plus the Applicable Margin as defined below.

1.6      Applicable Margin.  The Applicable Margin shall be the following amounts per annum, based upon the Average Leverage Ratio (as defined below), as set forth in the fiscal quarter compliance certificates received by the Bank as required in the Covenants section; provided, however, that, until the Bank receives the first compliance certificate or financial statement, such amounts shall be those indicated for pricing level 4 set forth below:

		Applicable Margin (in percentage points per annum)
Pricing Level	Average Leverage Ratio	LIBOR Rate +	Prime Rate +	Commitment Fee
1	≥1.75:1.00	2.00	0.25	0.50
2	≥1.25:1.00, but <1.75:1.00	1.75	0.00	0.375
3	≥0.75:1.00, but <1.25:1.00	1.50	0.00	0.375
4	<0.75:1.00	1.25	0.00	0.250

The Applicable Margin shall be in effect from the date the most recent fiscal quarter compliance certificate or financial statement is received by the Bank until the date the next fiscal quarter compliance certificate or financial statement is received; provided, however, that if the Borrower fails to timely deliver the next fiscal quarter compliance certificate or financial statement, the Applicable Margin from the date such compliance certificate or financial statement was due until the date such compliance certificate or financial statement is received by the Bank shall be the highest pricing level set forth above.

The “Average Leverage Ratio” means for any four fiscal quarters for the Borrower and its subsidiaries on a consolidated basis, the ratio of (a) Average Senior Funded Debt for such period to (b) EBITDA for such period, where “Average Senior Funded Debt” means the average of the total month-end indebtedness for money borrowed (including amounts outstanding under this Agreement) outstanding on the last day of each month during such period less any subordinated indebtedness permitted by paragraph 7.7(j) hereof, and where “EBITDA” has the meaning set forth in the “Covenants” section of this Agreement.

1.7      Letters of Credit.

(a)	During the availability period, at the request of the Borrower, the Bank will issue:
(i)	Commercial letters of credit with a maximum maturity of 180 days but not to extend more than 90 days beyond the Expiration Date. Each commercial letter of credit will require drafts payable at sight or up to 90 days after sight.
(ii)	Standby letters of credit with a maximum maturity of one year but not to extend more than one year beyond the Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary; provided, however, that each letter of credit must include a final maturity date which will not be subject to automatic extension.
(b)	The amount of the letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letters of credit—the “L/C Obligations”) may not exceed $15,000,000 (the “Letter of Credit Sublimit”).
(c)	The Borrower agrees:
(i)	Any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will be due, and bear interest at the interest rate provided in paragraph 1.4 herein.
(ii)	Upon the occurrence and during the continuance of an event of default hereunder, upon request by the Bank, to immediately prepay and make the Bank whole for any outstanding letters of credit.
(iii)	The issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank’s written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.
(iv)	To sign the Bank’s form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable.
(v)	To pay any issuance and/or other usual and customary fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.
(vi)	To allow the Bank to automatically charge its checking account for applicable fees, discounts, and other reasonable charges.
(vii)	To pay the Bank a non-refundable fee equal to the Applicable Margin for the LIBOR Rate (as a percent per annum) of the outstanding undrawn amount of each standby letter of credit, payable quarterly in arrears. Upon the occurrence and during the continuance of an event of default under this Agreement, at the Bank’s option, the amount of the fee shall be increased by two percentage points, effective starting on the day the Bank provides notice of the increase to the Borrower.
(d)	If, as of the Expiration Date, any letter of credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then total amount of all L/C Obligations. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Bank, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Bank. Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Bank, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank.

1.8      Termination of Commitment.  The Borrower may, without penalty of premium, upon notice to the Bank, terminate the Commitment, or from time to time permanently reduce the Commitment; provided that (i) any such notice shall be received by the Bank not later than 11:00 a.m. three business days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Commitment, and (iv) if, after giving effect to any reduction of the Commitment, the Letter of Credit Sublimit exceeds the amount of the Commitment, such Sublimit shall be automatically reduced by the amount of such excess. All fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.

2.        OPTIONAL INTEREST RATES

2.1      Optional Rates.  Each optional interest rate is a rate per year. Interest will be paid as provided in paragraph 1.3 (a). At the end of any interest period, the interest rate will revert to the rate stated in the paragraph(s) entitled “Interest Rate” above, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence and during the continuance of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

2.2      LIBOR Rate.  The election of LIBOR Rates shall be subject to the following terms and requirements:

(a)	The interest period during which the LIBOR Rate will be in effect will be one, two, three, four, five, or six months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in New York and London and dealing in offshore dollars (a “LIBOR Banking Day”). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.
(b)	Each LIBOR Rate Portion will be for an amount not less than $500,000.
(c)	The “LIBOR Rate” means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)
LIBOR Rate =	London Inter-Bank Offered Rate
(1.00—Reserve Percentage)

Where,

(i)	“London Inter-Bank Offered Rate” means the average per annum interest rate at which U.S. dollar deposits would be offered for the applicable interest period by major banks in the London inter-bank market, as shown on the Telerate Page 3750 (or any successor page) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. If such rate does not appear on the Telerate Page 3750 (or any successor page), the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A “London Banking Day” is a day on which the Bank’s London Banking Center is open for business and dealing in offshore dollars.
(ii)	“Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.
(d)	The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon California time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.
(e)	The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:
(i)	Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or
(ii)	the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.
(f)	Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as hereafter described. A “prepayment” is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

3.        FEES AND EXPENSES

3.1      Fees.

(a)	Loan Fee. The Borrower agrees to pay a loan fee in the amount of (i) $30,000 due on the date of this Agreement and (ii) 0.10% of the amount of any increase in the Commitment due at the time of such increase.
(b)	Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Commitment and the Total Outstandings, determined by the average of the daily amount of Total Outstandings during the specified period. The fee will be calculated at the Applicable Margin for the Commitment fee as set forth above. This accrued fee is payable in arrears on each January 1, April 1, July 1, and October 1 during the availability period, commencing on January 1, 2003, and at the end of the availability period.

3.2      Expenses.  The Borrower agrees to immediately repay the Bank for reasonable expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

3.3      Reimbursement Costs.

(a)	The Borrower agrees to reimburse the Bank for any reasonable expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys’ fees to the extent permitted by applicable law.
(b)	The Borrower agrees to reimburse the Bank for the cost of periodic field examinations of the Borrower’s books and records, at such intervals as the Bank may reasonably require; provided that such examinations shall not exceed once a year unless an event of default hereunder has occurred and is continuing. The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.

4.        DISBURSEMENTS, PAYMENTS AND COSTS

4.1      Disbursements and Payments.

(a)	Each payment by the Borrower will be made in immediately available funds by direct debit to a deposit account as specified below or by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States.
(b)	Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

4.2      Telephone and Telefax Authorization.

(a)	The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.
(b)	Advances will be deposited in and repayments will be withdrawn from account number 14995-02877 owned by Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower.
(c)	The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

4.3      Direct Debit.

(a)	The Borrower agrees that interest and principal payments and any fees will be deducted automatically on the due date from account number 14995-02877 owned by Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower.
(b)	The Borrower will maintain sufficient funds in the account on the dates the Bank enters debits authorized by this Agreement. If there are insufficient funds in the account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

4.4      Banking Days.  Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.5      Interest Calculation.  Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

4.6      Default Rate.  Upon the occurrence and during the continuance of any event of default under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 2.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any event of default.

5.        CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

5.1      Conditions to First Extension of Credit.  Before the first extension of credit:

(a)	Authorizations. Evidence that the execution, delivery and performance by the Borrower and/or any guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.
(b)	Governing Documents. A copy of the Borrower’s and each guarantor’s organizational documents.
(c)	Good Standing. Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Borrower and its subsidiaries taken as a whole; (b) a material impairment of the ability of Borrower to perform its obligations under this Agreement or a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of this Agreement; or (c) a material impairment of the ability of any guarantor hereunder to perform its obligations under the guaranty to which it is a party or a material adverse effect upon the legality, validity, binding effect or enforceability against such guarantor of such guaranty.
(d)	Guaranties. Guaranties of Borrower’s subsidiaries required by the “Covenants” section.
(e)	Payment of Fees. Payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled “Reimbursement Costs.”
(f)	Other Facilities. Termination of any existing credit facilities (other than as permitted hereunder), termination of any liens on assets (other than permitted liens hereunder), and repayment of all outstanding loans and other amounts accrued or owing thereunder (other than as permitted hereunder) prior to the first extension of credit hereunder.
(g)	Legal Opinion. A written opinion from the Borrower’s legal counsel, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.
(h)	Other Items. Any other items that the Bank reasonably requires.

5.2      Conditions to Each Extension of Credit.  Before each extension of credit, including the first:

(a)	No event of default hereunder has occurred or is continuing or would result therefrom; and
(b)	The representations and warranties of Section 6 are true and correct in all material respects both before and after giving effect to such extension of credit.

6.        REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

6.1      Formation.  Borrower is duly formed and existing under the laws of the state where organized.

6.2      Authorization.  This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3      Enforceable Agreement.  This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms (except to the extent such enforcement is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law), and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.4      Good Standing.  In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.5      No Conflicts.  This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

6.6      Financial Information.  All financial and other information that has been or will be supplied to the Bank is sufficiently complete in all material respects to give the Bank accurate knowledge of the Borrower’s (and any guarantor’s) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.7      Lawsuits.  There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, except as have been disclosed in writing to the Bank.

6.8      Permits, Franchises.  The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.9      Other Obligations.  The Borrower is not in default on any material obligation for borrowed money, any material purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

6.10    Tax Matters.  The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank or except are as being contested in good faith by appropriate proceedings and adequately reserved against in accordance with GAAP.

6.11    No Event of Default.  There is no event which is, or with notice or lapse of time or both would be, an event of default under this Agreement.

6.12    Insurance.  The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.

6.13    Location of Borrower.  Each Borrower’s place of business (or, if any Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower’s signature on this Agreement.

6.14    ERISA Plans.

(a)	Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan has received a favorable determination letter, or opinion letter, if applicable, from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan subject to such standards, and has not incurred any liability with respect to any Plan under Title IV of ERISA.
(b)	There are no claims, lawsuits or actions pending against any Plan (including by any governmental authority) other than routine claims for benefits, with respect to any Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect.
(c)	With respect to any Plan subject to Title IV of ERISA, to the best knowledge of the Borrower:
(i)	No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.
(ii)	No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.
(iii)	No termination proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.
(d)	The following terms have the meanings indicated for purposes of this Agreement:
(i)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.
(ii)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
(iii)	“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.
(iv)	“PBGC” means the Pension Benefit Guaranty Corporation.
(v)	“Plan” means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

6.15    Disclosure.  The Borrower has disclosed in writing to the Bank all agreements, instruments and corporate or other restrictions to which it or any of its subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any guarantors to the Bank in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made.

6.16    Material Subsidiaries.  The Borrower has no Material Subsidiaries (as described below) other than those disclosed in writing to the Bank (as updated by the Borrower from time to time).

6.17    Not a Regulated Entity.  Neither the Borrower nor any of its Subsidiaries is: (a) an “investment company” within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any regulation limiting its ability to incur, pay, or perform the obligations hereunder pursuant to the Public Utility Holding Company Act of 1935, the Federal Power Act, or the Interstate Commerce Act, or (d) otherwise subject to any Federal or state statute or regulation limiting its ability to incur, pay, or perform the obligations hereunder.

6.18    Margin Regulations.  Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

7.        COVENANTS

The Borrower agrees, and agrees to cause its subsidiaries, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1      Use of Proceeds.  To use the extensions of credit for working capital, capital expenditures, the issuance of commercial and standby letters of credit, and other lawful purposes.

7.2      Financial Information.  To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

(a)	Within 120 days of the fiscal year end, the annual financial statements of Borrower, certified and dated by an authorized financial officer. These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis and shall be accompanied by Borrower prepared consolidating balance sheet and income statements.
(b)	Within 60 days of the period’s end in the case of the first three quarters of each fiscal year, quarterly financial statements of Borrower, certified and dated by an authorized financial officer. These financial statements may be company-prepared. The statements shall be prepared on a consolidated basis.
(c)	Promptly, upon sending or receipt, copies of any management letters and the Borrower’s formal response to management letters, sent or received by the Borrower to or from the Borrower’s auditor, or, if no management letter is prepared, a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.
(d)	Copies of the Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report for Borrower within two business days of the date of filing with the Securities and Exchange Commission.
(e)	Within the period(s) provided in (a) and (b) above, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished, (ii) the information and computations (in sufficient detail) to establish Average Leverage Ratio at the end of the period covered by the financial statements then being furnished, and (iii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any event of default under this Agreement and, if any such event of default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

(f)	Financial projections covering for the current fiscal year and specifying the assumptions used in creating the projections. The projections shall be provided to the Bank no less often than 60 days after the end of each fiscal year.

7.3      Quick Ratio.  To maintain as of the end of each fiscal quarter ending during each period set forth below on a consolidated basis a ratio of quick assets to current liabilities plus outstanding credit under this Agreement of at least the ratios indicated for each period specified below:

Period	Ratios
From the date of this Agreement through June 29, 2003	1.25:1.0
From June 30, 2003 through December 30, 2003	1.15:1.0
From December 31, 2003 and thereafter	1.25:1.0

“Quick assets” means cash, short-term cash investments and similar cash equivalents, net accounts receivable and marketable securities not classified as long-term investments.

7.4      EBITDA.  To maintain on a consolidated basis EBITDA of not less than (a) $11,000,000 for the four fiscal quarter period ending on September 30, 2002, (b) $30,000,000 for the four fiscal quarter periods ending on December 31, 2002, March 31, 2003, and June 30, 2003, (c) $45,000,000 for the four fiscal quarter periods ending on September 30,2003, and (d) $50,000,000 for the four fiscal quarter periods ending on and after December 31, 2003. “EBITDA” means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation (including amounts classified in cost of sales), depletion, and amortization. This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the four fiscal quarter period ending with each quarterly reporting period.

7.5      Out of Debt Period.  To reduce the amount of advances outstanding under this Agreement to zero for a period of at least 30 consecutive days during the period between January 1 and March 30 of each year. For purposes of this paragraph, “Advances” does not include undrawn amounts of outstanding letters of credit and Borrower is not prohibited from writing or amending any letters of credit during such period.

7.6      Dividends and Stock Repurchases.  Not to declare or pay any dividends on any of its shares except dividends payable in capital stock, and not to purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto, except that (a) the Borrower’s subsidiaries may pay dividends to the Borrower, (b) Borrower or any guarantor hereunder may repurchase stock of former employees, consultants, or directors pursuant to stock repurchase agreements in an aggregate amount not to exceed $5,000,000 for all such purchases in any fiscal year, and (c) Borrower or any guarantor hereunder may convert any of its convertible securities into equity securities pursuant to the terms of such convertible securities.

7.7      Other Debts.  Not to have outstanding or incur any direct or contingent liabilities, or become liable for the liabilities of others, without the Bank’s written consent. This does not prohibit:

(a)	Acquiring goods, supplies, or merchandise on normal trade credit.
(b)	Endorsing negotiable instruments received in the usual course of business.
(c)	Obtaining surety bonds in the usual course of business.
(d)	Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.
(e)	Additional purchase money debts and capital lease obligations for business purposes which do not exceed in total principal amount outstanding at any time the greater of (i) $10,000,000 or (ii)5% of the Borrower’s Tangible Net Worth. “Tangible Net Worth” means the value of total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers) less total liabilities, including but not limited to accrued and deferred income taxes.
(f)	Contingent liabilities (including liabilities under guaranties) not exceeding $5,000,000 at any time.
(g)	Indebtedness of Borrower to a guarantor hereunder or indebtedness of a guarantor to another guarantor or to Borrower; provided that the total net amount of all such loans shall not at any time exceed 5% of Borrower’s consolidated total assets.
(h)	Indebtedness of Borrower or any guarantor hereunder existing on the date hereof and disclosed in writing to Bank, including extensions, refinancings, modifications, amendments and restatements of any items of such indebtedness, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or the guarantors hereunder, as the case may be
(i)	Obligations (contingent or otherwise) of the Borrower or any subsidiary of the Borrower existing or arising under any Swap Contract (as hereafter defined), provided that (i) such obligations are (or were) entered into by such person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such person, or changes in the value of securities issued by such person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party (as used herein, “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement).

(j)	Indebtedness (the “Subdebt”) which is in an amount not exceeding the Commitment and which is expressly subordinated in priority and right of payment to all obligations owing by the Borrower and guarantors to the Bank on terms and conditions satisfactory to the Bank, including, but not limited to, the following: (i) the Subdebt will be subject to unlimited payment and non-payment default payment blockage, (ii) the Subdebt will be subject to multiple standstill periods for periods totaling not less than 180 days in any 360 day period, (iii) cash interest permitted to be paid on the Subdebt provided that: (1) the cash interest rate does not exceed [12%] p.a.; and (2) no event of default exists or would result from such payment of interest, (iv) no event of default hereunder is outstanding at the time of issuance of such Subdebt, (v) the Subdebt has a single (no amortization) maturity which does not occur earlier than 12 months after the expiration of the Availability Period, (vi) the Subdebt shall contain no terms or conditions which are not materially less restrictive on the Borrower than those set forth in this Agreement, (vii) the Subdebt will contain no terms or conditions which in any way restricts any modification or amendment, or refinancing of this Agreement or the guaranties or the grant of security interests by the Borrower and guarantors in favor of the Bank, or its successors or assigns, as secured party, and (viii) the Subdebt will generally contain provisions relating to consents, turnover of payments, right of the Bank to file and vote claims in respect of the Subdebt, and other matters as shall be acceptable to Bank.

7.8      Other Liens.  Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower or any such subsidiary now or later owns, except:

(a)	Liens and security interests in favor of the Bank.
(b)	Liens for taxes not yet due or being contested in good faith by appropriate proceedings and adequately reserved against in accordance with GAAP.
(c)	Liens outstanding on the date of this Agreement disclosed in writing to the Bank.
(d)	Additional purchase money security interests in assets acquired after the date of this Agreement, if the total principal amount of debts secured by such liens does not exceed that permitted by paragraph 7.7(e) at any one time.
(e)	Liens of materialmen, mechanics, warehousemen, carriers, artisan’s or other similar liens arising in the ordinary course of Borrower’s or any guarantor’s business or by operation of law.
(f)	Leases, subleases, licenses and sublicenses granted to others in the ordinary course of business not interfering in any material respect in the conduct of the business of Borrower or any guarantor hereunder, and any interest or title of a lessor, sublessor, licensor or sublicensor or under any lease, sublease, license or sublicense.
(g)	Any attachment or judgment lien not constituting an Event of Default hereunder.
(h)	Liens in favor of financial institutions not securing indebtedness and arising in connection with the maintenance of Borrower’s deposit or securities accounts at such institutions in the ordinary course of the Borrower’s business.
(i)	Easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and similar charges or encumbrances affecting real property that would not be reasonably expected to result in a Material Adverse Effect.
(j)	The replacement, extension or renewal of any lien permitted by clause (c) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase or change in any direct or contingent obligor) of the indebtedness secured thereby.

7.9      Maintenance of Assets.

(a)	Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower’s business or the Borrower’s assets except (i) in the ordinary course of the Borrower’s business, (ii) for non-ordinary course dispositions in an aggregate amount not exceeding $5,000,000 in any fiscal year, (iii) assets which, in Borrower’s reasonable judgment, should be abandoned or is beyond a state of repair, or (iv) sales of assets for fair value so long as the proceeds thereof shall be used to purchase assets used or to be used in the business of Borrower or any guarantor hereunder within 180 days following the date of such asset sale.
(b)	To maintain and preserve all rights, privileges, and franchises the Borrower now has except where the failure to maintain or preserve such rights, privileges and franchises would not reasonably be expected to result in a Material Adverse Effect.

(c)	To make any repairs, renewals, or replacements to keep the Borrower’s properties in good working condition wear and tear excepted and except for any properties, in Borrower’s reasonable judgment, should be abandoned or are beyond a state of repair.

7.10    Investments and Loans.  Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)	Existing investments or loans disclosed to the Bank in writing, including investments or loans in foreign and domestic subsidiaries, separately stated.
(b)	Investments which are authorized investments under the Borrower’s Investment Policy and Objectives, dated October 22, 2002, a copy of which has been delivered to the Bank.
(c)	Investments or loans made after the date of this Agreement in direct or indirect wholly-owned subsidiaries of the Borrower; provided that the total amount of all investments and loans so made in foreign subsidiaries (i.e., subsidiaries that are not organized under the laws of one of the fifty states of the United States of America) at no time exceeds 10% of the consolidated total assets of the Borrower and its subsidiaries at such time.
(d)	Repurchases of stock from former employees or directors of Borrower or any guarantor permitted by paragraph 7.6 hereof.
(e)	Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.
(f)	Investments or loans made after the date of this Agreement not to exceed $5,000,000 in the aggregate at any time outstanding consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s or any guarantor’s board of directors; provided that each such loan or investment complies with the Sarbanes-Oxley Act of 2002.
(g)	Investments consisting of notes receivable or, prepaid royalties and other credit extensions to customers and suppliers who are not affiliates, in the ordinary course of business.
(h)	Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business; provided that such is permitted by paragraph 7.7(i).
(i)	Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers in settlement of delinquent obligations of, and other disputes with customers or suppliers arising in the ordinary course of business.
(j)	Investments or loans, other than the types described under (a) through (i) above, which do not exceed $10,000,000 in the aggregate during the term of this Agreement.

7.11    Additional Negative Covenants.  Not to, without the Bank’s written consent:

(a)	(i) Enter into any consolidation, merger, or other combination except where the Borrower (or a guarantor in the case of a transaction not involving the Borrower) is the surviving entity and where such transaction complies with the limits of subparagraph (b) below, or (ii) become a partner in a partnership, a member of a joint venture, or a member of a limited liability company unless, after giving effect (including financial effect) thereto, the Borrower is in compliance with paragraphs 7.7, 7.10, and the other provisions hereof.
(b)	Acquire or purchase a business or its capital stock or assets (a “target”), unless (i) the target is in a similar or complimentary line of business, (ii) the board of directors or equivalent governing body of the target has approved such acquisition, (iii) no event of default hereunder has occurred or will result from such acquisition, (iv) the total consideration (including net cash, stock, earnouts, debt assumed, and exchanges) paid in connection with any single transaction or related series of transactions does not exceed $25,000,000, and (v) the total consideration (including net cash, stock, earnouts, debt assumed, and exchanges) paid in connection with all transactions during the availability period does not exceed $50,000,000
(c)	Engage in any business activities substantially different from the Borrower’s present business.
(d)	Liquidate or dissolve the Borrower’s business.
(e)	Voluntarily suspend its business for more than three days in any 30 day period.

7.12    Notices to Bank.  To promptly notify the Bank in writing of:

(a)	Any lawsuit over $5,000,000 against the Borrower (or any guarantor).
(b)	Any dispute over $5,000,000 between any governmental authority and the Borrower (or any guarantor).
(c)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.
(d)	Any event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(e)	Any change in the Borrower’s name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.
(f)	Any actual contingent liabilities of any Borrower (or any guarantor), and any such contingent liabilities which are reasonably foreseeable, where such liabilities are in excess of $4,000,000 in the aggregate.

7.13    Insurance.

(a)	General Business Insurance. To maintain insurance as is usual for the business it is in.

(b)	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

7.14    Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower’s business except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

7.15    ERISA Plans.  Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each Plan subject to such standards; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that constitutes grounds for termination of any Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

7.16    Books and Records.  To maintain adequate books and records.

7.17    Audits.  To allow the Bank and its agents to inspect the Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records; provided that such inspections shall not exceed one per year unless an event of default has occurred and is continuing hereunder.

7.18    Guarantors.  To cause all the Borrower’s obligations under this Agreement to be at all times guaranteed by all existing and future direct and indirect domestic Material Subsidiaries of the Borrower; provided that, in any case, the obligations shall be guaranteed by subsidiaries (including, if necessary, foreign subsidiaries) which, when taken together with the Borrower, account for at least 90% of the consolidated shareholders’ equity, and account for at least 90% of the consolidated net income, of the Borrower and its subsidiaries on a consolidated basis; provided that in the case of a foreign subsidiary, the Borrower may, in lieu of providing a guaranty by such subsidiary, grant a security interest in 65% of the equity securities of such subsidiary to the Bank, if, the in the judgment of the Borrower’s tax advisors, a guaranty by such foreign subsidiary would have unfavorable U.S. Federal income tax consequences for the Borrower; such security interest shall be granted pursuant to a written security agreement in form and substance satisfactory to the Bank. All guarantees shall be guarantees of payment and not of collection and shall be in form and substance satisfactory to the Bank. A “Material Subsidiary” is defined as any subsidiary which accounts for more than (i) 5% of consolidated assets of the Borrower and its subsidiaries or (ii) 5% of consolidated revenue of the Borrower and its subsidiaries.

7.19    Cooperation.  To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

7.20    Change of Ownership.  Not to cause, permit, or suffer any person or other entity, other than Knowledge Universe, Inc., to acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 25% or more of the outstanding shares of voting stock of the Borrower.

7.21    Bank as Principal Depository.  To maintain the Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

8.        DEFAULT AND REMEDIES

Upon the occurrence and during the continuance of any of the following events of default, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. In addition, upon the occurrence and during the continuance of any event of default, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled “Bankruptcy,” below, with respect to any Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

8.1      Failure to Pay.  The Borrower fails to make a payment of principal under this Agreement or any other agreement with the Bank when due, or fails to make a payment of interest, any fee or other sum under this Agreement or any other agreement with the Bank within five days after the date when due.

8.2      Other Defaults.

(a)	Borrower shall fail to observe or perform any covenant contained in paragraphs 1.7, 7.1, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.10, 7.11, 7.15, 7.18, and 7.20.
(b)	Borrower (or any Obligor) fails to meet the conditions of, or fails to perform any other obligation hereunder or under any other agreement any Borrower (or any Obligor) has with the Bank or any affiliate of the Bank; provided that the breach will not be considered an event of default under this Agreement for a period of 15 days after the date on which the Bank gives written notice of the breach to the Borrower; provided, further, that the Bank will not be obligated to extend any additional credit to the Borrower during that period. For purposes of this Agreement, “Obligor” shall mean any guarantor or any party pledging collateral to the Bank. .

8.3      Cross-default.  Any default occurs under any agreement in connection with any credit any Borrower (or any Obligor) has obtained from anyone else or which any Borrower (or any Obligor) has guaranteed in the amount of $5,000,000 or more in the aggregate if the default consists of failing to make a payment when due or gives the other lender the right to accelerate the obligation.

8.4      False Information.Any Borrower or any Obligor has given the Bank materially false or misleading information or representations.

8.5      Bankruptcy.  Any Borrower or any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or any Borrower or any Obligor makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against any Borrower or any Obligor is dismissed within a period of 60 days after the filing; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period; and provided further that such cure opportunity will be terminated upon the entry of an order for relief in any bankruptcy case arising from such a petition.

8.6      Receivers.  A receiver or similar official is appointed for a substantial portion of any Borrower’s or any Obligor’s business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.

8.7      Judgments.  Any judgments or arbitration awards are entered against any Borrower or any Obligor, or any Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of $7,500,000 or more in excess of any insurance coverage.

8.8      Material Adverse Change.  There occurs any event or circumstance, either individually or in the aggregate, that has a Material Adverse Effect.

8.9      Default under Related Documents.  Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

8.10    ERISA Plans.  Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a Material Adverse Effect:

(a)	A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.
(b)	Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

9.        ENFORCING THIS AGREEMENT; MISCELLANEOUS

9.1      GAAP.  Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied; provided that quarterly financial statements are subject to year-end adjustments and lack footnotes.

9.2      California Law.  This Agreement is governed by California law.

9.3      Successors and Assigns.  This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees; provided that the Bank shall not sell participations in or assign this loan without the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

9.4      Arbitration and Waiver of Jury Trial.

(a)	This paragraph concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a “Claim”). For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this Agreement.
(b)	At the request of any party to this Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.
(c)	Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof (“JAMS”), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.
(d)	The arbitration shall be administered by JAMS and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this Agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.
(e)	The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(f)	This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.
(g)	The procedure described above will not apply if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property. In this case, all of the parties to this Agreement must consent to submission of the Claim to arbitration. If both parties do not consent to arbitration, the Claim will be resolved as follows: The parties will designate a referee (or a panel of referees) selected under the auspices of JAMS in the same manner as arbitrators are selected in JAMS administered proceedings. The designated referee(s) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections. The referee (or presiding referee of the panel) will be an active attorney or a retired judge. The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.
(h)	The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.
(i)	By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this Agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this Agreement.

9.5      Severability; Waivers.  If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after an event of default hereunder. If the Bank waives an event of default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

9.6      Attorneys’ Fees.  The Borrower shall reimburse the Bank for any reasonable costs and reasonable attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case.

9.7      One Agreement.  This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)	represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;
(b)	replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and
(c)	are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

9.8      Indemnification.  The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit except to the extent such loss, liability, damage, judgment or cost results from Bank’s gross negligence or willful misconduct. This indemnity includes but is not limited to reasonable attorneys’ fees. This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower’s obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

9.9      Notices.  Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

9.10    Headings.  Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

9.11    Counterparts.  This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

9.12    Confidentiality.  In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (i) to Bank’s subsidiaries or affiliates in connection with their present or prospective business relations with Borrower; (ii) as required by law, regulation, subpoena, or other order; (iii) as required in connection with Bank’s examination or audit; or (iv) as Bank considers reasonably appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to by a third party, if Bank does not knows that the third party is prohibited from disclosing the information; provided however, nothing herein shall prohibit Bank from filing this Agreement and any other related agreement with any applicable governmental or regulatory agency as required by such agency.

This Agreement is executed as of the date stated at the top of the first page.

BANK OF AMERICA, N.A.	LEAPFROG ENTERPRISES, INC.

By Typed Name Title	By Typed Name Title

By Typed Name Title	By Typed Name Title
Address where notices to Bank are to be sent: Attn: Lisa M. Thomas, Senior Vice President Bay Area Commercial Banking 345 Montgomery Street	Address where notices to Borrower are to be sent: Attn: James P. Curley, Chief Financial Officer 6401 Hollis Street, Suite 150 Emeryville, CA 94608-1071
San Francisco, CA 94104 Telephone: 415.953.1069	Telephone: Facsimile:
Facsimile: 415.622.1878	Borrower’s place of business (or chief executive office, if more than one place of business), if different from address listed above: Same as above